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FORM 4
                                              -------------------------------
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject       -------------------------------
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.                | Expires: September 30, 1998   |
    See Instruction 1(b).                    | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                              -------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Foster           Jonathan               R.
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   (Last)            (First)            (Middle)

   348 N. Rockingham Avenue
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                     (Street)

  Los Angeles              CA           90049
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   The Langer Biomechanics Group, Inc. (GAIT)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

   --

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4. Statement for Month/Year

   May, 2001

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code                                          End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock, $0.02
par value per share        5/14/01      M             49,180      A       $1.525         98,360             D
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

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FORM 4 (continued)

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     -----  -------------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code    V  (A)   (D)    able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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Stock       $1.525                                       (1)    2/13/11   Common  30,000            30,000        D
Options                                                                   Stock
(Right
to Buy)
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Stock       $1.525(2)  5/14/01    M              49,180  (1)    8/12/01   Common  49,180              0           D
Options                                                                   Stock
(Right
to Buy)
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

EXPLANATION OF RESPONSES:

(1)  Presently exercisable.
(2)  Increases to $1.550 on May 15, 2001, to $1.575 on June 14, 2001, and to
     $1.60 on July 14, 2001.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Jonathan R. Foster                                     June 8, 2001
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**Signature of Reporting Person                               Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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